Exhibit 99.1

For Immediate Release
March 21, 2011

For More Information
Carl J. Chaney, President & Chief Executive Officer
Michael M. Achary, Chief Financial Officer
Paul D. Guichet, VP, Investor Relations & Corporate Governance
800.522.6542 or 228.563.6559

Hancock Holding Company announces public offering of common stock

GULFPORT, MS (March 21, 2011) — Hancock Holding Company (NASDAQ: HBHC) today announced it has commenced an underwritten registered public offering of approximately $200 million in shares of its common stock. Hancock Holding Company intends to grant the underwriters an option to purchase up to an additional 15 percent of the shares sold to cover over-allotments, if any. Morgan Stanley is acting as sole book-running manager. SunTrust Robinson Humphrey, Inc. will serve as lead manager and Raymond James & Associates and Sterne Agee & Leach, Inc. will serve as co-managers.

The Company intends to use the proceeds of the offering for general corporate purposes, including the enhancement of Hancock’s capital position and the repurchase of Whitney Holding Corporation’s TARP preferred stock and warrants upon the closing of the proposed merger of Whitney into the Company.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley at 180 Varick St, 2nd Floor, New York, NY 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com or by telephone at (866) 718-1649.

About Hancock Holding Company

Hancock Holding Company — parent company of Hancock Bank (Mississippi), Hancock Bank of Louisiana, Hancock Bank of Alabama — had assets of approximately $8.1 billion as of December 31, 2010. Founded in 1899, Hancock Bank consistently ranks as one of the country’s strongest, safest financial institutions, according to BauerFinancial, Inc. More corporate information and e-banking are available at www.hancockbank.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies’ anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This release contains forward-looking statements which are not historical facts and reflects management’s current views and estimates of future economic circumstances, industry conditions, company performance, and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.

SOURCE Hancock Holding Company

Contact: Carl J. Chaney, President and Chief Executive Officer, or Michael M. Achary, Chief Financial Officer, or Paul D. Guichet, Investor Relations Manager, +1-228-563-6559 or paul_guichet@hancockbank.com, all of Hancock Holding Company.